Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES MARCH 2005 SALES RESULTS

New York, New York, April 7, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the five-week period ended April 2, 2005 increased 12.5 percent to $192,306,000 over total net sales of $170,874,000 for the five-week period ended April 3, 2004. By division, net sales were $79,350,000 for Ann Taylor compared to $81,044,000 last year, and $92,650,000 for Ann Taylor Loft compared to $75,340,000 last year.

Comparable store sales decreased 1.7 percent for the period, compared to a comparable store sales increase of 12.0 percent for the same five-week period last year. By division, comparable store sales for fiscal March 2005 were down 3.3 percent for Ann Taylor compared to a 0.2 percent increase last year, and flat for Ann Taylor Loft compared to a 31.6 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, said, “The Company was negatively impacted by adverse weather conditions during March, particularly in the Northeast and Mid-Atlantic regions. Stores in our warm and hot regions were affected to a lesser degree and delivered positive comparable store sales for the month. In addition, the positive impact that we were expecting from the Easter shift, with Easter falling in March this year versus April last year, did not materialize, though we did see a slight pickup toward the end of the month.”

“As a result, LOFT’s comparable store sales were flat compared to last March’s record 31.6 percent increase, with casual end-use products such as denim, knit tops, knit dressing, wovens, dresses and sleepwear continuing to do well. At the Ann Taylor division, sweaters and knit camisoles were the best performers, and while our color offering was well received, black was noticeably missing in March. Based on this, we continue to estimate first quarter earnings per share in the range of $0.27 - $0.30 on a diluted basis,” he added.

As previously announced, the Company expects to move its headquarters to Times Square Tower in New York City this June, and will record a one-time charge of approximately $10 million (approximately $0.08 - $0.09 per share on a diluted basis) in the second quarter in connection with the write-off of the lease on its current headquarters, which expires in September 2006.

ANNTAYLOR

Total inventory levels at the end of March were up approximately 17 percent on a per square foot basis compared to the same period last year, which itself was down 6 percent from 2003. By division, inventory levels on a per square foot basis were up approximately 14 percent for Ann Taylor and up approximately 20 percent for Ann Taylor Loft. The increase in inventory levels compared to last year at both divisions is attributable to increases in in-store inventory levels due to the Easter shift and higher in-transit inventory levels.

During the month, the Company opened two Ann Taylor stores and six Ann Taylor Loft stores. In addition, the Company closed two existing Ann Taylor stores. The total store count at month end was 749, comprised of 360 Ann Taylor stores, 351 Ann Taylor Loft stores and 38 Ann Taylor Factory stores. Total square footage at the end of fiscal March 2005 increased 15.2 percent over the same period last year.

For the fiscal year-to-date period ended April 2, 2005, the Company’s net sales totaled $302,140,000 up 10.3 percent from $273,829,000 for the same period in fiscal 2004. By division, net sales for the fiscal year-to-date period were $128,120,000 for Ann Taylor compared to $135,462,000 last year, and $142,605,000 for Ann Taylor Loft compared to $115,943,000 last year. Comparable store sales for the fiscal year-to-date period were down 3.1 percent compared to a 13.2 percent increase last year. Comparable store sales by division for the fiscal year-to-date period were down 6.6 percent for Ann Taylor compared to a 4.9 percent increase last year, and up 0.4 percent for Ann Taylor Loft compared to a 27.7 percent increase last year.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 749 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of April 2, 2005.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including the impact and effect of the Company’s lease accounting and pension review and restatement of its financial statements, failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the

ANNTAYLOR

Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547